EXHIBIT F

                      (Letterhead of Christopher Cox, Esq.)



                                 August 27, 2003



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

     Re:  Progress Energy, Inc., et al. (File No. 70-10115)

Ladies and Gentlemen:

     I am Associate General Counsel of Progress Energy Service Company, LLC, a service company subsidiary of Progress Energy, Inc. ("Progress Energy"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). I am furnishing this opinion in connection with the statement filed on Form U-1 by Progress Energy in the above-referenced proceeding (the "Application"). In the Application, Progress Energy is requesting Commission authorization to sell all of the issued and outstanding common stock of North Carolina Natural Gas Corporation ("NCNG") and its 50% interest in the issued and outstanding common stock and 100% of the issued and outstanding preferred stock of Eastern North Carolina Natural Gas Company ("Eastern NCNG") to Piedmont Natural Gas Company ("Piedmont").

     In connection with this opinion, I have examined the Application, the Stock Purchase Agreement by and between Progress Energy and Piedmont, the articles of incorporation of NCNG and Eastern NCNG, the joint application of the parties to the North Carolina Utilities Commission and the order of said commission, and such other exhibits, documents, agreements, instruments and/or other materials as I consider necessary or advisable in order to render the opinions set forth below.

     I am a member of the Bar of the State of North Carolina and do not purport to be an expert on the laws of any other jurisdiction. The opinions set forth herein are limited solely to matters governed by the laws of the State of North Carolina.

     Based upon and subject to the foregoing, and assuming that the proposed transaction is carried out in accordance with (a) the Application and the Commission's order(s) to be issued with respect thereto and (b) all other requisite approvals and authorizations, corporate or otherwise, I am of the opinion that:

     (a) all state laws applicable to the proposed transaction will have been complied with;


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     (b) NCNG is validly organized and duly existing under the laws of Delaware and Eastern NCNG is validly organized and duly existing under the laws of North Carolina.

     (c) The common stock of NCNG and common and preferred stock of Eastern NCNG to be sold by Progress Energy have been validly issued and are fully paid and nonassessable, and Progress Energy, as the holder thereof, is entitled to the rights and privileges appertaining thereto set forth in the articles of incorporation of NCNG and Eastern NCNG.

     (d) The consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by Progress Energy or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person for any other purpose.


                                            Very truly yours,

                                            /s/ Christopher Cox
                                            -------------------
                                            Associate General Counsel
                                            Progress Energy Service Company, LLC